Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-281324) and related Prospectus of BeiGene, Ltd. and to the incorporation by reference therein of our report dated February 28, 2022 (except for the effects on the consolidated financial statements of the correction of an error, as to which the date is February 27, 2023), with respect to the consolidated financial statements of BeiGene, Ltd. for the year ended December 31, 2021, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, and of our report dated January 8, 2025, with respect to the financial statement schedule for the year ended December 31, 2021 listed in Item 15, included in its Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

January 21, 2025